Exhibit 99.1

ANACOR PHARMACEUTICALS ANNOUNCES POSITIVE RESULTS FROM PHASE 2 TRIAL OF AN2728 IN ADOLESCENTS WITH ATOPIC DERMATITIS

Anacor Will Host a Conference Call Today at 5pm ET / 2pm PT to Discuss Results

Palo Alto, CA — December 10, 2012— Anacor Pharmaceuticals (NASDAQ:ANAC) today announced positive results from a Phase 2 safety, pharmacokinetics (PK), and efficacy trial of its boron-based phosphodiesterase-4 (PDE-4) inhibitor, AN2728, in adolescents (ages 12 — 17) with mild-to-moderate atopic dermatitis, a chronic rash characterized by inflammation and itching.

“Data from our first study of AN2728 in adolescents with atopic dermatitis are promising, with 35% of patients achieving an ISGA score of ‘clear’ or ‘almost clear’ with a minimum 2-grade improvement.  This is the first study in which we have evaluated the effect of treating all of a patient’s atopic dermatitis and measured the improvement using the ISGA scale, the same scale used by the FDA to evaluate the most recently approved topical treatments for atopic dermatitis,” said David Perry, Anacor’s Chief Executive Officer.  “In addition, AN2728 demonstrated a promising safety profile in a younger patient population, which is essential given that this disease primarily affects children.”

The Phase 2 open-label study enrolled 23 adolescent patients, with mild-to-moderate atopic dermatitis involving 10-35% of treatable body surface area (BSA).  Mild-to-moderate atopic dermatitis was defined as an Investigator Static Global Assessment (ISGA) score of 2 (“mild”) or 3 (“moderate”).  The ISGA is a 5-point scale from 0 (“clear”) to 4 (“severe”).  Patients were instructed to apply AN2728, 2% ointment twice daily for 28 days.  The primary endpoints were an assessment of safety and tolerability based on the frequency and severity of systemic and local adverse events (AE’s) as well as the pharmacokinetic profile.  Secondary endpoints included assessment of change in ISGA score as well as individual signs and symptoms of atopic dermatitis.

Efficacy

•                  74% of patients achieved an ISGA score of 0 (“clear”) or 1 (“almost clear”) after four weeks of treatment.

•                  35% of patients achieved an ISGA score of 0 (“clear”) or 1 (“almost clear”) with a minimum 2-grade improvement after four weeks of treatment.

•                  In addition to the improvement in ISGA score, treatment with AN2728 also led to improvement in all of the individual signs and symptoms of atopic dermatitis.

Safety and Tolerability

•                  AN2728 was generally safe and well-tolerated with the most common AE’s being application site reactions.

Pharmacokinetic Profile

•                  Overall blood levels in adolescents were low and were similar to those previously observed in adults after adjusting for percent BSA treated.

Development Plan for AN2728 in Atopic Dermatitis

•                  We are currently conducting a Phase 2 dose-ranging study in adolescents with atopic dermatitis and expect results from this study in the first half of 2013.

•                  We plan to initiate a Phase 2 study in children under the age of 12 in the first half of 2013.

•                  We plan to initiate Phase 3 studies in atopic dermatitis pending the results of the two Phase 2 studies described above.

About Atopic Dermatitis and Current Treatment Options

Atopic dermatitis is a chronic rash characterized by inflammation and itching.  In 2007, Datamonitor reported that atopic dermatitis affected approximately 40 million people across the seven major pharmaceutical markets.  The condition most commonly appears in childhood, with up to 20% of children in the United States affected, and it can persist into adulthood.  Skin affected by atopic dermatitis can often be broken from scratching which can allow bacterial or viral access and lead to secondary infections.  Current atopic dermatitis treatments attempt to reduce inflammation and itching to maintain the protective integrity of the skin.  Antibiotics, antihistamines, topical corticosteroids and topical immunomodulators, either as monotherapy or in combination, are the current standard of care for atopic dermatitis. However, these can be limited in utility due to insufficient efficacy, side effects or safety concerns.  The most recently approved novel topical treatments for atopic dermatitis were topical immunomodulators, Protopic (tacrolimus) and Elidel (pimecrolimus), approved in 2000 and 2001, respectively.  Protopic and Elidel achieved combined sales of over $500 million in 2004, prior to receiving Black Box warnings from the FDA in early 2005.

Conference Call and Webcast

Anacor will host a conference call today at 5:00 p.m. ET / 2:00 p.m. PT to discuss the results of this Phase 2 trial in atopic dermatitis.  The call can be accessed by dialing (877) 291-1367 (domestic) and (914) 495-8534 (international) five minutes prior to the start of the call.  The call will also be webcast live and can be accessed on the Events and Presentations page, under Investors, on the company’s website at www.anacor.com and will be available for three months following the call.

About Anacor Pharmaceuticals

Anacor is a biopharmaceutical company focused on discovering, developing and commercializing novel small-molecule therapeutics derived from its boron chemistry platform.  Anacor has discovered eight compounds that are currently in development.  Its two lead product candidates are topically administered dermatologic compounds — tavaborole, a topical antifungal for the treatment of onychomycosis, and AN2728, a topical anti-inflammatory PDE-4 inhibitor for the treatment of atopic dermatitis and psoriasis.  In addition to its two lead programs, Anacor has discovered three other wholly-owned clinical product candidates — AN2718 and AN2898, which are backup compounds to tavaborole and AN2728, respectively, and AN3365 (formerly known as GSK2251052, or GSK ‘052), a systemic antibiotic for the treatment of infections caused by Gram-negative bacteria, which previously was licensed to GlaxoSmithKline LLC, or GSK. GSK will be returning all rights to the compound to us and we are considering our options for further development, if any, of this compound.  We have discovered three other compounds that we have out-licensed for further development — two compounds for the treatment of animal health indications that are licensed to Eli Lilly and Company and AN5568, also referred to as SCYX-7158, for human African trypanosomiasis (HAT, or sleeping sickness), which is licensed to Drugs for Neglected Diseases initiative, or DNDi.  We also have a pipeline of other internally discovered topical and systemic boron-based compounds in development.  For more information, visit http://www.anacor.com.

Forward-Looking Statements

This press release may contain forward-looking statements that relate to future events including the development and commercialization of AN2728, the representative nature of the Phase 2 study and reported results as indicative of future clinical trials in support of regulatory approval, and the timing and potential for initiation, enrollment and conduct of future trials of AN2728 in atopic dermatitis.  These forward looking statements involve known and unknown risks, uncertainties and other factors that could cause actual levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements, including risks related to enrollment and successful completion of our trials, risk of unforeseen side effects and risks related to regulatory approval of new drug candidates.  These statements reflect the views of Anacor as of the date of this press release with respect to future events and, except as required by law, it undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.

Contact:

DeDe Sheel

Director, Investor Relations and Corporate Communications

650.543.7575